Exhibit 99.1

Investor Relations Contact:
Raphael Gross
203.682.8253

Kona Grill, Inc. Announces the Appointment of
James R. Jundt and Michael A. Nahkunst to its Board of Directors

Scottsdale, AZ.  November 17, 2010 – Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced the appointment of James R. Jundt and Michael A. Nahkunst to the Company’s board of directors.  Mark A. Zesbaugh, who has served on Company’s board of directors and audit committee since November 2007, has resigned his position.

Mr. Jundt currently serves as Chairman of JRJ Management, LLC, an investment advisory firm he founded in Scottsdale, Arizona.  During his 45 year investment career, Mr. Jundt has also served in investment advisory and analytical roles with Jundt Associates, Inc., St. Paul Advisors, Investors Diversified Services (IDS) Advisors, and Merrill Lynch.  Mr. Jundt has served on the boards of directors of numerous private companies, universities and other institutions.  Mr. Jundt holds a bachelors degree from Gonzaga University and is a Chartered Financial Analyst.

Mr. Nahkunst currently serves as the principal of Bailiwick Capital Partners, a strategic corporate development and financial advisory firm specializing in the restaurant industry. Prior to Bailiwick, Mr. Nahkunst held the role of Chief Operating Officer for Max & Erma’s Restaurants, Inc. and was a key member of the turn-around team that closed a going private transaction. His other restaurant experiences include Chief Operating Officer positions at BJ’s Restaurants Inc., Big Rock Restaurant Group, The Cheesecake Factory, Inc., as well as senior-level positions at Brinker International Inc. Mr. Nahkunst attended the University of Texas at Austin.

Marc A. Buehler, President and Chief Executive Officer of Kona Grill, said “Jim and Mike both have proven leadership capabilities in the areas of finance and business development, and bring strong skill sets to Kona Grill. In addition, Mike’s many years of experience in the restaurant industry will be valuable as we continue to refine the Kona Grill brand. Jim brings a distinguished career in the finance world that will add additional strategic depth to our board. We look forward to their contributions as independent members of our board, and believe their insights and experience will benefit our stockholders.” Buehler continued, “At the same time, we would also like to thank Mark for his involvement in Kona Grill over the past three years and wish him much success in his future endeavors.”

About Kona Grill
Kona Grill features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 25 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa, West Palm Beach); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, Sugar Land, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.